RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS

FAX (713) 651-0849

1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218 TELEPHONE (713) 651-9191

Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ended June 30, 2007 in the Registration Statement on Form S-3 of Energy XXI (Bermuda) Limited.

Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
January 15, 2008

1200, 530 8TH AVENUE, S.W. CALGARY, ALBERTA T2P 3S8 TEL (403) 262-2799 FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501 TEL (303) 623-9147 FAX (303) 623-4258